Exhibit 3.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PLAYAGS, INC.

ARTICLE ONE

The name of the corporation is PlayAGS, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office of the Corporation within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE THREE

The purpose of, and the nature of the business to be conducted by the Corporation is to engage in any lawful act or activity for which corporations may be formed under the Nevada Revised Statutes (as amended from time to time, the “NRS”), including to hold a gaming license, and to engage in any and all activities necessary or incidental to the foregoing.

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is One Thousand (1,000) shares, all of which shall be shares of Common Stock, with a par value of $0.01 per share.

ARTICLE FIVE

The Board of Directors of the Corporation (the “Board”) shall have the power to adopt, amend or repeal the Corporation’s bylaws (the “Bylaws”), except as may be otherwise be provided in the Bylaws.

ARTICLE SIX

Section 1. Right to Indemnification. The Corporation shall indemnify any person (an “Indemnitee”) who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent (including, without limitation, service as a trustee) of another entity or enterprise, to the fullest extent authorized by the NRS, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (except for judgments, fines and amounts paid in settlement in any action or suit by or in the right of the Corporation to procure a judgment in its favor) actually and reasonably incurred by such person in connection with such Proceeding. Notwithstanding the preceding sentence, except as provided below in Section 6 of this Article Six with respect to Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall be required to indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by the Indemnitee if and only if the Board authorized the commencement of such Proceeding (or part thereof).

Section 2. Advance Payment of Expenses. To the extent not prohibited by applicable law, expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding; provided, however, that, to the extent required by the NRS, a present director or officer of the Corporation shall be required to submit to the Corporation, prior to the payment of such expenses, an undertaking (an “Undertaking”) by or on behalf of such director or officer to repay such amount if it shall ultimately be determined in a final, non-appealable judicial decision that such director or officer is not entitled to be indemnified by the Corporation for such expenses as authorized in this Article Six.

Section 3. Rights Not Exclusive. The rights to indemnification and advancement of expenses provided by, or granted pursuant to, this Article Six shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any statute, any provision of these articles of incorporation (the “Articles”), the Bylaws, or any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 4. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent (including, without limitation, as a trustee) of another entity or enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the NRS or the provisions of this Article Six.

Section 5. Certain Definitions. For the purposes of this Article Six, (a) any director or officer of the Corporation who shall serve or has served as a director, officer, employee or agent of any other entity or enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (b) any current or former director or officer of any subsidiary entity or enterprise wholly owned by the Corporation, in each case, shall be deemed to be serving at the request of the Corporation. In all other instances where any person shall serve or has served as a director, officer, employee or agent (including, without limitation, as a trustee) of another entity or enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving in such capacity at the request of the Corporation, the Board may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For purposes of this Article Six, references to an entity include all predecessor entities and constituent entities absorbed in a consolidation or merger (including any constituent of a constituent) as well as the resulting or surviving entity so that any person who is or was serving at the request of the Corporation as a director, officer, employee or agent (including, without limitation, as a trustee) of such a constituent entity shall stand in the same position under the provisions of this Article Six with respect to the resulting or surviving entity as such person would if such person had served the resulting or surviving entity in the same capacity. For purposes of this Article Six, references to “other enterprises”

shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants, or beneficiaries, and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in NRS 78.7502.

Section 6. Proceedings to Enforce Rights to Indemnification.

(a) If a claim under Article Six, Section 1 of these Articles is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, or a claim under Article Six, Section 2 hereof is not paid in full by the Corporation within 30 days after a written claim therefor has been received by the Corporation, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of such claim. Any such written claim under Article Six, Section 1 shall include such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification. Any written claim under Article Six, Sections 1-2, shall include reasonable documentation of the expenses incurred by the Indemnitee.

(b) If successful in whole or in part in any suit brought pursuant to Article Six, Section 6(a), or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an Undertaking, the Indemnitee shall also be entitled to be paid and indemnified for the expense of prosecuting or defending such suit.

(c) In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an Undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the NRS. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the NRS, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article Six or otherwise shall be on the Corporation.

Section 7. Preservation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Six shall continue as to a person who has ceased to be a director or officer of the Corporation, or has ceased to serve at the request of the Corporation as a director, officer, employee or agent (including, without limitation, a trustee) of another entity or enterprise, and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article Six by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE SEVEN

Section 1. Limitation on Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

Section 2. Repeal or Modification. Any repeal or modification of the foregoing Article Seven, Section 1 by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE EIGHT

References in these Articles to the laws of the State of Nevada or the NRS or to any provision thereof shall be to such law as it existed on the date these Articles were adopted or as such law thereafter may be changed; provided that (i) in the case of any change which expands the liability of directors or officers or limits the indemnification rights or the rights to advancement of expenses which the Corporation may provide in Article Six, the rights to limited liability, to indemnification and to the advancement of expenses provided in these Articles and/or the Bylaws shall continue as theretofore to the extent permitted by law and (ii) if such change permits the Corporation, without the requirement of any further action by stockholders or directors, to limit further the liability of directors or officers or to provide broader indemnification rights or rights to the advancement of expenses than the Corporation was permitted to provide prior to such change, then liability thereupon shall be so limited and the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law.

ARTICLE NINE

The Corporation reserves the right to amend or repeal any provisions contained in these Articles from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Nevada, and all rights conferred upon stockholders and directors are granted subject to such reservation.

ARTICLE TEN

Notwithstanding anything to the contrary in the Articles or Bylaws, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

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